Exhibit 5.1

John T. McKenna
+1 650 843 5059
jmckenna@cooley.com
May 5, 2023
SI-BONE, Inc.
471 El Camino Real, Suite 101
Santa Clara, CA 95050
Ladies and Gentlemen:
You have requested our opinion, as counsel to SI-BONE, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to 4,341,250 shares of its common stock, par value $0.0001 per share (the “Shares”), which consists of (i) 4,068,497 Shares to be sold by the Company (including up to 566,250 Shares that may be sold by the Company upon exercise of an over-allotment option to be granted to the underwriters) (collectively, the “Company Shares”) and (ii) 272,753 Shares to be sold by the selling stockholder (the “Selling Stockholder”) identified in the Prospectus (the “Stockholder Shares”), all pursuant to the Registration Statement on Form S-3 (File No. 333-271635) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated May 4, 2023, and filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). We have been advised that the Stockholder Shares are to be acquired from the Company prior to their sale by the Selling Stockholder upon exercise of a stock option (the “Option”) currently held by the Selling Stockholder.
In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Company Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable and (ii) the Stockholder Shares, when acquired by the Selling Stockholder against payment therefor in accordance with the terms of the Option, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com